EXHIBIT 23.2

                       CONSENT OF INDEPENDENT ACCOUNTANTS

     We consent to the incorporation by reference in the registration statement of Tosco Corporation on Form S-3 (File No. 33-_____) of our report, which includes an explanatory paragraph for changes in accounting for turnarounds, income taxes and postretirement benefits other than pensions, dated March 3, 1995, on our audits of the consolidated financial statements and the financial statement schedules of Tosco Corporation as of December 31, 1994 and 1993, and for the years ended December 31, 1994, 1993, and 1992, which report is included in this Annual Report on Form 10-K. We also consent to the reference to our firm under the caption "Experts."


COOPERS & LYBRAND L.L.P.
Oakland, California
May 17, 1995